Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO

972.301.3658, mpaxton@intrusion.com

INTRUSION INC. CONTINUES PROFITABILITY

IN THIRD QUARTER

Richardson, Texas — November 11, 2009 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the three months and nine months ended September 30, 2009.

Intrusion was profitable for the second consecutive quarter.

Intrusion’s net income was $79 thousand in the third quarter 2009 compared to $17 thousand for the third quarter 2008.

Revenue for the third quarter 2009 was $1.3 million compared to $1.2 million for the third quarter 2008.

Gross profit margin was 65 percent of revenue in the third quarter of 2009 compared to 69 percent of revenue in the third quarter of 2008.

Intrusion’s third quarter 2009 operating expenses were $0.7 million compared to $0.8 million for the third quarter 2008.

As of September 30, 2009, Intrusion reported cash and cash equivalents of $0.1 million, a working capital deficiency of $1.5 million, and debt of $1.0 million.

“Our second consecutive profitable quarter is outstanding and is the result of continued good gross profit margin and operating expense control,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.  “The $3.6 million of new TraceCop orders announced in October gives us traction for a positive fourth quarter and the beginning of next year,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 18, 2009 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 37669286.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, data leak prevention, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, the Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and the recent loss of our Nasdaq listing, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-K, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$103	$554
Accounts receivable	283	341
Inventories, net	17	20
Prepaid expenses	69	56
Total current assets	472	971

Property and equipment, net	129	169
Other assets	39	39
TOTAL ASSETS	$640	$1,179

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Loan payable to officer	$970	$480
Accounts payable and accrued expenses	598	538
Deferred revenue	100	1,090
Dividends payable	318	187
Total current liabilities	1,986	2,295

Commitments and Contingencies Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 220 in 2009 and 260 in 2008
Liquidation preference of $1,226 as of September 30, 2009	778	918
Series 2 shares issued and outstanding – 460
Liquidation preference of $1,256 as of September 30, 2009	724	724
Series 3 shares issued and outstanding – 354
Liquidation preference of $843 as of September 30, 2009	504	504

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 11,715 in 2009 and 11,648 in 2008
Outstanding shares – 11,705 in 2009 and 11,638 in 2008	117	116
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	55,545	55,443
Accumulated deficit	(58,473)	(58,280)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ deficit	(1,346)	(1,116)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$640	$1,179

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$1,253	$1,215	$3,401	$2,961
Cost of revenue	435	373	1,145	993

Gross profit	818	842	2,256	1,968

Operating expenses:
Sales and marketing	198	349	733	1,081
Research and development	288	210	904	920
General and administrative	235	244	768	739

Operating income (loss)	97	39	(149)	(772)

Interest income (expense), net	(18)	(22)	(44)	(45)

Income (loss) before income taxes	79	17	(193)	(817)
Income tax provision	—	—	—	—

Net income (loss)	79	17	(193)	(817)
Preferred stock dividends accrued	(38)	(41)	(116)	(121)
Net loss attributable to common stockholders	$41	$(24)	$(309)	$(938)

Net income (loss) per share attributable to common stockholders:
Basic	$0.00	$0.00	$(0.03)	$(0.08)
Diluted	$0.00	$0.00	$(0.03)	$(0.08)

Weighted average shares outstanding:
Basic	11,704	11,638	11,669	11,638
Diluted	13,529	11,638	11,669	11,638